Exhibit 99
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
      The unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 has been prepared to give effect to the acquisition (the “Merger”) of Mandalay Resort Group (“Mandalay”) by MGM MIRAGE, which was completed on April 25, 2005, and are derived from our historical financial statements, the historical financial statements of Mandalay, the historical financial statements of MotorCity Casino, 53.5% owned by Mandalay and sold in connection with the Merger, and the historical financial statements of Monte Carlo, a joint venture between us and Mandalay. The historical financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not give any effect to the offering of the notes contemplated by this offering memorandum.
      The unaudited pro forma condensed combined statement of income has been prepared in accordance with Article 11 of Regulation S-X. The historical statement of income for MGM MIRAGE includes the results of Mandalay and Monte Carlo since April 25, 2005, the date of the Merger. The statements of income for Mandalay, Monte Carlo and MotorCity include the results of those entities from January 1, 2005 through April 25, 2005.
      For purposes of the unaudited pro forma condensed combined statements of income, we assumed the Merger occurred on January 1, 2005. We applied the purchase method of accounting, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, at fair value.
      The purchase price allocation reflected in the unaudited condensed combined financial statements is preliminary and is subject to revision for up to one year after the Merger. In particular, we are still evaluating certain customer relationship intangible assets related to individual and group hotel reservations as well as gaming loyalty program members. The final purchase price allocation will be based on formal valuations of tangible assets, identification and valuation of identifiable intangible assets, and an analysis of the value of liabilities assumed. The final purchase price allocation may differ materially from the preliminary estimate due to different valuations and differences in useful lives and amortization methods applied to tangible and intangible assets. Therefore, the unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations that we would have reported had the Merger been completed as of the dates presented. Additionally, the unaudited pro forma condensed combined financial statements should not be considered representative of our future consolidated results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2005

	MGM MIRAGE	Mandalay	Monte Carlo	MotorCity	Pro Forma		MGM MIRAGE
	Historical	Historical	Historical(a)	Disposition(b)	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenues
Casino	$2,981,651	$435,316	$33,802	$(138,668)	$—		$3,312,101
Rooms	1,673,696	283,390	46,987	—	—		2,004,073
Food and beverage	1,330,210	174,390	15,052	(14,505)	—		1,505,147
Entertainment, retail and other	1,098,612	117,045	10,013	(4,594)	(1,118	)(c)	1,219,958

	7,084,169	1,010,141	105,854	(157,767)	(1,118)		8,041,279
Less: Promotional allowances	(602,202)	(63,038)	(4,783)	13,370	—		(656,653)

	6,481,967	947,103	101,071	(144,397)	(1,118)		7,384,626

Expenses
Casino	1,536,611	239,040	17,531	(75,983)	—		1,717,199
Rooms	472,592	87,954	11,748	—	—		572,294
Food and beverage	816,570	113,131	10,858	(5,850)	—		934,709
Entertainment, retail and other	721,286	67,256	5,459	(1,506)	—		792,495
General and administrative	958,263	169,315	13,991	(17,107)	—		1,124,462
Corporate expense	130,633	27,497	—	—	—		158,130
Preopening and start-up expenses	15,752	—	—	—	—		15,752
Restructuring costs (credit)	(59)	—	69	—	—		10
Property transactions, net	36,880	—	—	14	—		36,894
Depreciation and amortization	588,102	59,747	5,433	(2,485)	6,973	(d)	657,770

	5,276,630	763,940	65,089	(102,917)	6,973		6,009,715

Income from unconsolidated affiliates	151,871	28,198	—	—	(35,657	)(a)	144,589
					177	(e)

Operating income	1,357,208	211,361	35,982	(41,480)	(43,571)		1,519,500

Non-operating income (expense)
Interest income	12,110	233	102	—	—		12,445
Interest expense, net	(656,159)	(65,198)	(5)	867	(58,788	)(f)	(779,283)
Non-operating items from unconsolidated affiliates	(15,825)	(2,598)	—	—	550	(e)	(17,873)
Other, net	(18,434)	4,106	—	—	—		(14,328)

	(678,308)	(63,457)	97	867	(58,238)		(799,039)

Minority interest	—	(18,873)	—	18,873	—		—

Income from continuing operations before income taxes	678,900	129,031	36,079	(21,740)	(101,809)		720,461
Provision for income taxes	(235,644)	(49,670)	—	7,609	22,331	(g)	(255,374)

Income from continuing operations	$443,256	$79,361	$36,079	$(14,131)	$(79,478)		$465,087

Basic earnings per share
Income from continuing operations	$1.56						$1.63

Shares used in calculation	284,943						284,943

Diluted earnings per share
Income from continuing operations	$1.50						$1.57

Shares used in calculation	296,334						296,334

The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

1.	Basis of presentation
      The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations of MGM MIRAGE and Mandalay on a combined basis based on the historical financial information of each company and after giving effect to the Merger. The Merger has been recorded using the purchase method of accounting, with MGM MIRAGE as the acquirer.
      The historical statement of income for MGM MIRAGE includes the results of Mandalay and Monte Carlo since April 25, 2005, the date of the Merger. The statements of income for Mandalay, Monte Carlo and MotorCity include the results of those entities from January 1, 2005 through April 25, 2005. The statement of income for Mandalay for the year ended December 31, 2005 excludes the gain on sale of MotorCity and restructuring costs recognized at the date of the Merger.
      Certain reclassifications have been made to the historical Mandalay financial statements to conform to the presentation used in the MGM MIRAGE historical financial statements. Such reclassifications had no effect on Mandalay’s previously reported income from continuing operations.
      For purposes of the unaudited pro forma condensed combined statements of income, we assumed the Merger occurred on January 1, 2005.

2.	Preliminary Purchase Price Allocation
      The following table sets forth the determination of the consideration paid for Mandalay at the date of the Merger, April 25, 2005 (in thousands, except per share amounts):

Cash consideration for outstanding Mandalay shares and stock options	$4,831,944
Estimated fair value of Mandalay long-term debt	2,849,225
Transaction costs and expenses	111,944

7,793,113
Less: Proceeds from the sale of MotorCity Casino	(526,597)

$7,266,516

      The following table sets forth the preliminary allocation of purchase price (in thousands):

Current assets (including cash of $134,245)	$414,326
Property and equipment	7,180,936
Goodwill	1,230,804
Other intangible assets	245,940
Other assets	283,931
Assumed liabilities, excluding long-term debt	(602,338)
Deferred taxes	(1,487,083)

$7,266,516

      The amount allocated to intangible assets includes existing Mandalay intangible assets and the recognition of customer lists with an estimated value of $12.0 million and an estimated useful life of five years and trade names and trademarks with an estimated value of $234.0 million and an indefinite life. The purchase price allocation reflected above is preliminary and is subject to revision for up to one year after the Merger. In particular, MGM MIRAGE is still evaluating certain customer relationship intangible assets related to individual and group hotel reservations as well as gaming loyalty program members.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME — (Continued)

3.	Pro Forma Adjustments
      The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

(a) To reflect the historical results of operations of Monte Carlo as if it were a consolidated subsidiary and to reflect the elimination of income from unconsolidated affiliate from the MGM MIRAGE and Mandalay historical financial statements. The income statement impacts of purchase price adjustments related to recording the assets and liabilities of Monte Carlo at fair value are included in the pro forma adjustments. Monte Carlo is a partnership and therefore does not record a provision for income taxes. An adjustment to reflect an income tax provision on Monte Carlo’s income is included in pro forma adjustment (g) below.

(b) To reflect the disposition of MotorCity Casino, of which Mandalay held a 53.5% interest and consolidated. Proceeds from the sale of MotorCity are assumed to be used to reduce outstanding borrowings, thereby reducing interest expense (reflected in the pro forma adjustment column — see pro forma adjustment (f)).

(c) To eliminate intercompany payments from MGM MIRAGE to Monte Carlo related to the temporary removal from service of the tram connecting Bellagio and Monte Carlo to facilitate the construction of the Bellagio expansion.

(d) To reflect adjustments to depreciation and amortization related to the recognition of depreciable property and equipment at fair value and the recognition of definite-lived intangible assets in the preliminary purchase price allocation.

(e) To reflect the income statement impacts of adjustments to the value of Mandalay’s investments in unconsolidated affiliates other than Monte Carlo.

(f) To reflect the pro forma interest expense resulting from the Merger. The pro forma interest expense reflects the interest on $4.6 billion of incremental new borrowings and amortization of debt issuance costs related to the new borrowings, offset by the amortization of the premium resulting from recording the Mandalay debt assumed in the transaction at fair value. We entered into a $7.0 billion senior credit facility to finance the Merger. The senior credit facility consists of entirely variable rate borrowings, with an assumed weighted average interest rate of 4.8% (based on LIBOR at April 25, 2005). A 0.125% change in the estimated interest rate would result in a $5.7 million change in annual pro forma interest expense.

(g) To reflect the tax effect of the pro forma adjustments at the 35% statutory rate. Also included in this amount is an adjustment to reflect an income tax provision on Monte Carlo’s income at the 35% statutory rate. See also pro forma adjustment (a) above.

4.	Cost Savings, Merger-related Charges, and Disposals of Long-lived Assets
      The unaudited pro forma condensed combined financial statements do not reflect any cost savings of duplicative departments and redundant infrastructure, the benefit of operational efficiencies, or the benefit of revenue enhancements which may be achieved as a result of the Merger.
      The unaudited pro forma condensed combined financial statements do not reflect any restructuring or other merger-related charges and liabilities resulting from actions taken as a result of the integration of Mandalay, such as certain exit activities, contract terminations or severance, some of which have already occurred.
      The unaudited pro forma condensed combined financial statements reflect the disposition of Mandalay’s interest in MotorCity Casino in Detroit, Michigan. The unaudited pro forma condensed combined financial statements do not reflect any other disposals of long-lived assets. We do not currently intend to dispose of any other operating casino resorts. We may dispose of other long-lived assets, such as undeveloped land or certain corporate assets, such as airplanes, but no assurance can be given as to if and when such disposals will occur.

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